Exhibit 99.1

September 15, 2016

Liberty Interactive Corporation to Present at 25th Annual Goldman Sachs Communacopia Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced that Greg Maffei,  President and CEO of Liberty Interactive Corporation,  will be presenting at the 25th Annual Goldman Sachs Communacopia Conference on Thursday,  September 22nd at 11:20 a.m., E.T. at the Conrad Hotel in New York, New York.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation